Filed pursuant to Rule 433

Registration No. 333-214613

November 21, 2017

Final Term Sheet

EUR 1,000,000,000 0.625% Global Bonds due 2025

To be fungible and form a single series with KfW’s

EUR 4,000,000,000 0.625% Global Bonds due 2025, of which

EUR 3,000,000,000 were issued on January 15, 2015 and EUR 1,000,000,000 were issued on April 26, 2016

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 1,000,000,000

Denomination:	EUR 1,000

Maturity:	January 15, 2025

Redemption Amount:	100%

Interest Rate:	0.625% per annum, payable annually in arrears

Date of Pricing:	November 21, 2017

Closing Date:	November 28, 2017 (T+4)[1]

Interest Payment Dates:	January 15 in each year

First Interest Payment Date:	January 15, 2018 (for interest accrued from, and including, January 15, 2017 to, but excluding, January 15, 2018)

Accrued Interest:	In the aggregate amount of EUR 5,428,082.19 from, and including, January 15, 2017 to, but excluding, November 28, 2017 (for aggregate principal amount of EUR 1,000,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	103.309%, plus Accrued Interest

Underwriting Commissions:	None

Proceeds to Issuer:	103.309%, plus Accrued Interest

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

[1]	It is expected that delivery of the bonds will be made upon instruction of the Lead Managers against payment on or about the Closing Date, which will be the fourth New York business day following the Date of Pricing of the bonds (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds prior to the delivery of the bonds hereunder may be required, by virtue of the fact that the bonds will initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds prior to their date of delivery hereunder should consult their advisors.

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A11QTD2

Ratings of Issuer:[2]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Lead Managers:	HSBC Landesbank Baden-Württemberg Nomura

Stabilization Manager:	HSBC France

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772792/d287768d424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm. Alternatively, HSBC France will arrange to send you the prospectus, which you may request by calling toll-free +1-866-811-8049.

[2]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.